Exhibit 10.17

EXECUTION VERSION

SECOND AMENDED AND RESTATED

RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of February 12, 2007

by and among

SIT FUNDING CORPORATION,

as Borrower,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Lender, as Swing Line Lender and as Administrative Agent

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Receivables Funding and Administration Agreement

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EXHIBITS
Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.01(b)(ii)	Form of Swing Line Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(h)	Form of Repayment Notice
Exhibit 5.02(b)	Form of Borrowing Base Certificate
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy

Schedule 4.01(b)	Jurisdiction of Organization/Organizational Number; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(i)	Tax Matters/Borrower
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower
Schedule 5.01(b)	Trade Names/Borrower
Schedule 5.03(b)	Existing Liens
Schedule 12.01	Notice Information

Annex 5.02(a)	Reporting Requirements of the Borrower (including Forms of Monthly Report, Weekly Report and Daily Report)
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretations
Annex Y	Schedule of Documents
Annex Z	Special Concentration Percentages

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THIS SECOND AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) (a) is entered into as of February 12, 2007 by and among SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), the financial institutions signatory hereto from time to time as lenders (the “Lenders”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as a Lender, as swing line lender (in such capacity, the “Swing Line Lender”) and as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), and (b) amends and restates that certain Amended and Restated Receivables Purchase and Servicing Agreement, dated August 30, 2002, among SIT Funding Corporation as seller, Synnex Corporation as servicer and as originator, General Electric Capital Corporation as administrative agent and a committed purchaser, Manhattan Asset Funding Company LLC as a conduit purchaser, Sumitomo Mitsui Banking Corporation as a committed purchaser and as a purchaser agent, as amended by that certain Amendment No. 1, dated June 30, 2003, that certain Amendment No. 2, dated December 30, 2003, that certain Amendment No. 3, dated December 13, 2004, that certain Amendment No. 4, dated September 16, 2005, and that certain Amendment No. 5, dated May 17, 2006 (as otherwise heretofore amended, restated, supplemented and modified, the “Existing Receivables Purchase Agreement”).

RECITALS

A. The Borrower is a special purpose corporation, the sole shareholder of which is Parent.

B. The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.

C. Prior to the date hereof, the Borrower has funded its purchases of the Receivables, in part, by selling undivided ownership interests in such Receivables pursuant to the Existing Receivables Purchase Agreement.

D. From and after the date hereof, the Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time, as described herein.

E. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Receivables Funding and Administration Agreement

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.03. Amendment and Restatement. Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Receivables Purchase Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the Existing Receivables Purchase Agreement in any of the Related Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Receivables Purchase Agreement or the obligations and liabilities existing thereunder, (c) the commitment of each “Committed Purchaser” (as defined in the Existing Receivables Purchase Agreement) that is a party to the Existing Receivables Purchase Agreement shall, on the Effective Date, automatically be deemed restated and the only Commitments shall be those hereunder, (d) with respect to any date or time period occurring and ending prior to the Effective Date, the rights and obligations of the parties to the Existing Receivables Purchase Agreement shall be governed by the Existing Receivables Purchase Agreement and the other Related Documents (as defined therein), and (e) with respect to any date or time period occurring and ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).

ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES

Section 2.01. Advances.

(a) Revolving Credit Advances. (i) From and after the Effective Date and until the Commitment Termination Date and subject to the terms and conditions hereof, each Lender (other than the Swing Line Lender and SMBC Discretionary Lender) severally agrees to make its Pro Rata Share of advances (each such advance hereunder, a “Revolving Credit Advance”) to the Borrower from time to time, subject to Section 2.01(c). The Outstanding Principal Amount of all Revolving Credit Advances shall not at any time exceed the Aggregate Commitment and the Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s several Commitment. Except to the extent provided in Section 2.06(c), no Lender shall make any Revolving Credit Advances if, after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances hereunder on the terms and conditions set forth herein.

Receivables Funding and Administration Agreement

(ii) The Borrower shall execute and deliver to each Lender (other than the Swing Line Lender) that makes a request therefor, a note to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the Commitment of the applicable Lender, (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit 2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Commitment or, if less, the Lender’s Pro Rata Share of the aggregate Outstanding Principal Amount of all outstanding Revolving Credit Advances made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Revolving Credit Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Swing Line Advances. (i) From and after the Effective Date and until the Commitment Termination Date and subject to the terms and conditions hereof, the Swing Line Lender agrees to make advances (each such advance hereunder, a “Swing Line Advance”) to the Borrower from time to time. The aggregate amount of the Swing Line Loan shall not at any time exceed the Swing Line Commitment. Under no circumstances shall the Swing Line Lender make a Swing Line Advance if, after giving effect thereto, the aggregate amount of the Swing Line Loan would exceed the Swing Line Commitment. The Swing Line Lender shall not make any Swing Line Advance, if after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Swing Line Advances hereunder on the terms and conditions set forth herein. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 3.01 or 3.02, be entitled to fund such Swing Line Advance, and to have the Lenders make Revolving Credit Advances in accordance with Section 2.01(b)(iii) or purchase participating interests in accordance with Section 2.01(b)(iv). The Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan in full in immediately available funds on the Commitment Termination Date.

(ii) The Borrower shall execute and deliver to the Swing Line Lender a note to evidence the Swing Line Loan. Such note shall be in the principal amount of the Swing Line Commitment, dated the Closing Date and substantially in the form of Exhibit 2.01(b)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the Swing Line Loan, together with interest thereon as prescribed in Section 2.06. The Swing Line Loan and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) The Swing Line Lender, at any time and from time to time no less frequently than once per month, shall on behalf of the Borrower (and the Borrower

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hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (excluding the Swing Line Lender) to make a Revolving Credit Advance to the Borrower in an amount equal to such Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless the Commitment Termination Date has occurred (in which event the procedures of subsection (iv) below shall apply) and regardless of whether the conditions precedent set forth in Sections 3.01 and 3.02 to the making of a Revolving Credit Advance are then satisfied, each Lender (subject to Section 2.01(c)) shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which such notice is given; provided that (i) no Lender shall be required to make such a Revolving Credit Advance if the Swing Line Advance to be financed was made in violation of the fourth sentence of Section 2.01(b)(i) and the Funding Excess resulting therefrom has not yet been cured, (ii) no Lender shall be required to make such a Revolving Credit Advance if, after giving effect to such Revolving Credit Advance, the Outstanding Principal Amount of the Revolving Credit Advances made by such Lender would exceed such Lender’s several Commitment and (iii) no Lender shall be required to make such a Revolving Credit Advance after the Final Advance Date. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 2.01(b)(iii), the Commitment Termination Date or one of the events described in Sections 8.01(d) or (e) has occurred, then, subject to the provisions of Section 2.01(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request by the Swing Line Lender, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) and to purchase participation interests in accordance with Section 2.01(b)(iv) shall, except to the extent described in the proviso set forth in the second to last sentence of Section 2.01(b)(iii) and as set forth in Section 2.01(c), be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Administrative Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 2.01(b)(iii) or (b)(iv), as the case

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may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c) SMBC Lender Group. Notwithstanding anything in this Agreement or any Related Document to the contrary, the SMBC Discretionary Lender shall have no commitment hereunder and may fund Advances, purchase participations in Swing Line Loans and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of this Agreement hereunder solely in its own discretion. If the SMBC Discretionary Lender does not elect to fund an Advance, the SMBC Committed Lender shall fund in its stead subject to the conditions set forth herein. Each of the “SMBC Discretionary Lender” and “SMBC Committed Lender” shall constitute a Lender hereunder subject to the foregoing sentence. The Advances made by the SMBC Lender Group shall at no time exceed the Commitment indicated for the SMBC Committed Lender.

Section 2.02. Optional Changes in Aggregate Commitment.

(a) So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, reduce the Aggregate Commitment permanently; provided, that (i) the Borrower shall give ten Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Aggregate Commitment shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such partial reduction shall reduce the Aggregate Commitment below the greater of (x) the Outstanding Principal Amount at such time and (y) $200,000,000. Any such reduction in the Aggregate Commitment shall result in (i) a reduction in each Lender’s Commitment in an amount equal to such Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced and (ii) a proportional reduction in the Swing Line Commitment; provided, however, that no such partial reduction shall reduce the Swing Line Commitment below the aggregate amount of the Swing Line Loan.

(b) The Borrower may, at any time, on at least 30 days’ prior written notice by the Borrower to the Administrative Agent, irrevocably terminate the Aggregate Commitment; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”), (ii) the Borrower shall reduce the aggregate outstanding amount of Advances to zero, and make all payments required by Section 2.03(h) at the time and in the manner specified therein and (iii) the Borrower shall pay any amounts owed under Section 2.02(d) in connection therewith. Upon such termination, the Borrower’s right to request that (1) any Lender make Revolving Credit Advances or (2) the Swing Line Lender make Swing Line Advances hereunder, shall in each case simultaneously terminate and the Commitment Termination Date shall automatically occur.

(c) Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Lenders not later than 4:00 p.m. (New York time) on any Business

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Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Lenders after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Aggregate Commitment.

(d) For the purposes of increasing the Aggregate Commitment, the Borrower may from time to time request a new or additional commitment from one or more Lenders or other Persons consented to by the Administrative Agent pursuant to the Incremental Commitment Agreement (each such Person upon satisfaction of the conditions set forth herein, an “Incremental Lender”) so long as (w) the other conditions precedent set forth in this clause (d) are satisfied, (x) after giving effect to such new or additional commitment, (A) the Aggregate Commitment shall not exceed $350,000,000, and (B) the aggregate amount of all new or additional commitments hereunder shall not exceed $50,000,000, (y) on the date on which such commitment is requested to be effective (such date, an “Incremental Commitment Date”), Borrower will have delivered all audited financial statements required pursuant to Annex 5.02(a) with respect to the previous Fiscal Year, and (z) on such Incremental Commitment Date no Incipient Termination Event, Termination Event, Incipient Servicer Termination Event or Event of Servicer Termination shall have occurred and be continuing, or will occur after giving effect to such new or additional commitment. No new or additional commitment pursuant to this Section 2.02(d) shall be effective unless (i) the Borrower delivers to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Borrower and the related Incremental Lender and such other documentation relating thereto as the Administrative Agent shall reasonably request, (ii) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower to the effect that the condition set forth in clause (z) above is satisfied, (iii) the Borrower shall have delivered to the Administrative Agent such additional legal opinions, board resolutions, certificates and documentation as may be required by the relevant Incremental Commitment Agreement or reasonably requested by the Administrative Agent. Neither the Administrative Agent nor any Lender shall be obligated to deliver or fund any new or additional commitment pursuant hereto unless such Person becomes party to an Incremental Commitment Agreement as an Incremental Lender; provided, that subject to the conditions set forth herein, each of the SMBC Lender Group and GE Capital hereby commits to provide its respective Pro Rata Share of an Incremental Commitment at any time prior to the first anniversary of the Closing Date. On each Incremental Commitment Date, and as a condition to becoming a Lender hereunder, the applicable Incremental Lenders shall fund Advances to the Administrative Agent in an amount necessary for such Incremental Lender’s Pro Rata Share to be equal to (I) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of this Agreement, divided by (II) the aggregate outstanding Principal Amount on such Incremental Commitment Date. Upon receipt of such amount, the Administrative Agent shall disburse such amounts to the other Lenders ratably in accordance with their Pro Rata Shares. Notwithstanding anything herein to the contrary, in connection with any request by Borrower for an Incremental Commitment hereunder by any Person, (1) Borrower shall only make such request of GE Capital and of no other Person prior to the first anniversary of the Closing Date hereof and (2) from and

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after the first anniversary of the Closing Date hereof, Borrower shall first request the existing Lenders to provide such Incremental Commitment hereunder based on such Lenders Pro Rata Shares, and to the extent that any Lender hereunder agrees to provide any portion of such Incremental Commitment, such Lender shall always be entitled to fund a portion of such Incremental Commitment that is necessary to preserve its Pro Rata Share hereunder as in effect immediately prior to giving effect to such Incremental Commitment.

Section 2.03. Procedures for Making Advances.

(a) Borrowing Requests. Except as provided in Sections 2.06(c) and 2.11(b)(ii), each Borrowing shall be made upon notice by the Borrower to the Administrative Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than (1) 2:00 p.m. (New York time) on the Business Day of the proposed Advance Date set forth therein. Each Borrowing requested pursuant to a Borrowing Request shall be in the form of a Swing Line Advance until such Swing Line Advance is refunded or otherwise refinanced in accordance with Section 2.01(b)(iii) or (b)(iv). Each such notice (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent. The Administrative Agent shall review the Borrowing Base Certificate delivered in connection with each Borrowing Request to confirm whether a Funding Excess exists or would exist after giving effect to the Borrowing requested in the related Borrowing Request. If, in connection with such review, the Administrative Agent determines that a Funding Excess exists or would exist after giving effect to the Borrowing requested in the related Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.

(b) Advances; Payments.

(i)(A) The Administrative Agent shall, promptly after receipt of a Borrowing Request and in any event prior to 3:00 p.m. (New York time) on the date such Borrowing Request is deemed received, by telecopy, telephone or other similar form of communication notify the Swing Line Lender of its receipt of a Borrowing Request relating to a request for Swing Line Advances, and B) the Swing Line Lender shall make the amount of such Swing Line Advance available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Borrower by deposit into the Borrower Account on the Advance Date therefor, the lesser of (x) the amount of the requested Borrowing and (y) the Funding Availability. All payments by each Lender under this Section 2.03(b)(i) shall be made without setoff, counterclaim or deduction of any kind.

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(ii) On each Interest Payment Date, the Administrative Agent will advise each Lender (other than the Swing Line Lender) by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid for the benefit of Lenders with respect to each applicable Revolving Credit Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Related Documents as of such Interest Payment Date, the Administrative Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) with respect to each applicable Revolving Credit Advance, paid by the Borrower since the previous Interest Payment Date for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex W or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on each Interest Payment Date.

(iii) On each Interest Payment Date, the Administrative Agent will advise the Swing Line Lender of the amount of principal, interest and Fees paid for the benefit of the Swing Line Lender with respect to the Swing Line Loan. The Administrative Agent will pay to the Swing Line Lender the amount of principal, interest and Fees paid by the Borrower since the previous Interest Payment Date for the benefit of the Swing Line Lender. Such payments shall be made by wire transfer or by book balance to the Swing Line Lender’s account (as specified by the Swing Line Lender in Annex W or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on each Interest Payment Date.

(c) Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender (other than the Swing Line Lender) will make its Pro Rata Share of each Borrowing of Revolving Credit Advances available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance from the date of such Revolving Credit Advance to the date such Revolving Credit Advance is reimbursed by the applicable Lender.

Receivables Funding and Administration Agreement

(d) Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(e) Non-Funding Lenders. The failure of any Lender (each such Lender, a “Non-Funding Lender”) to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Revolving Credit Advances hereunder.

(f) Dissemination of Information. The Administrative Agent will use reasonable efforts to provide Lenders with (i) copies of all notices and other documents provided to the Administrative Agent pursuant to Section 2.02(b) and Section 5.02, (ii) any notice of an Incipient Termination Event or Termination Event received by the Administrative Agent from, or delivered by the Administrative Agent to, the Borrower, (iii) notice of any Termination Event of which the Administrative Agent has actually become aware, (iv) notice of any action taken by the Administrative Agent following any Termination Event, (v) imposition of reserves pursuant to clause (b)(ii) of the definition of “Borrowing Base”, (vi) imposition of additional criteria or requirements pursuant to clause (bb) of the definition of “Eligible Receivables”, and (vii) copies of any amendments or waivers to this Agreement or the Related Documents; provided, however, that, in the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable to any Lender for any failure to do so.

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(g) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Revolving Notes or the Swing Line Note (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Revolving Notes and the Swing Line Note shall, subject to any provision herein requiring that each Lender consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.

(h) Principal Repayments. The Borrower may at any time repay outstanding Advances hereunder; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.03(h) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied first to the Swing Line Loan until the Outstanding Principal Amount thereof has been reduced to zero, and second to the outstanding Revolving Credit Advances (provided, that if a Funding Excess exists and any outstanding Swing Line Advances were made in violation of the fourth sentence of Section 2.01(b)(i) or were funded after the Commitment Termination Date, then such Swing Line Advance will be repaid after the Revolving Credit Advances) and (v) any such repayment must be accompanied by payment of (A) all interest accrued and unpaid on the portion of the outstanding principal balance of the Advances to be repaid through but excluding the date of such repayment and (B) the amounts required to be paid in accordance with Section 2.10, if any. Any such notice of repayment must be received by the Administrative Agent no later than 4:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided, further, that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.

Section 2.04. Pledge and Release of Transferred Receivables.

(a) Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Lenders. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Lenders in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Lenders) benefit only.

(b) Repurchases of Transferred Receivables. If an Originator is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to a Collection Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the

Receivables Funding and Administration Agreement

Billed Amount of such Transferred Receivable minus the sum of (A) Collections received in respect thereof and (B) the amount of any Dilution Factors taken into account in the calculation of the Sale Price therefor), the Administrative Agent on behalf of the Lenders shall release their liens on and security interests in the Transferred Receivables being so repurchased.

Section 2.05. Commitment Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Commitment Termination Date.

Section 2.06. Interest; Charges.

(a) The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the outstanding amount of each Revolving Credit Advance made or maintained by each Lender, in arrears on each applicable Interest Payment Date, (i) for each LIBOR Rate Advance, at the applicable LIBOR Rate as in effect from time to time during the period applicable to such Interest Payment Date, and (ii) for each Index Rate Advance outstanding from time to time, at the applicable Index Rate as in effect from time to time during the period applicable to such Interest Payment Date. The Borrower shall pay interest to the Administrative Agent, for the benefit of the Swing Line Lender, with respect to the outstanding amount of each Swing Line Advance, in arrears on each applicable Interest Payment Date, at the LIBOR Rate as in effect from time to time during the period applicable to such Interest Payment Date. Interest for each Advance shall be calculated based upon actual days elapsed during the applicable calendar month or other period, for a 360 day year based upon actual days elapsed since the last Interest Payment Date. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.

(b) So long as any Termination Event shall have occurred and be continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder shall be increased by two percent (2.0%) per annum (such increased rate, in each case, the “Default Rate”), and all outstanding Borrower Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived or cured.

(c) The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, Rating Agency fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.

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Section 2.07. Fees.

(a) On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Effective Date.

(b) From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date prior to the Commitment Termination Date and on the Commitment Termination Date, the Unused Commitment Fee.

(c) On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.

Section 2.08. Application of Collections; Time and Method of Payments.

(a) Each Advance shall mature, and be payable, on the earlier of (i) the date funds are allocated to such Advance pursuant to clause (iii) or (iv) of subsection (c) below (and in such case only to the extent of the funds so allocated), and (ii) the Commitment Termination Date (in which case such Advance shall be payable in full).

(b) On each Business Day, the Administrative Agent shall allocate amounts on deposit in the Agent Account on such day and not previously allocated under this subsection (b) as follows, in the following order of priority:

(i) first, to be retained in the Agent Account and paid in accordance with clause (i) of the following subsection (c), an amount equal to the aggregate Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof; provided, that, the sum of (i) the amounts retained pursuant to this clause first and (ii) the amounts paid pursuant to clause (i) of the following subsection (c) shall not exceed $100,000 in any calendar year;

(ii) second, to be retained in the Agent Account and paid in accordance with clause (ii) of the following subsection (c), an amount equal to the aggregate interest with respect to all outstanding Advances then accrued and unpaid;

(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to be retained in the Agent Account and paid in accordance with clause (iii) of the following subsection (c), an amount equal to the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

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(iv) fourth, to be withdrawn from the Agent Account and paid, pro rata, to the Persons entitled thereto, an amount equal to all outstanding Advances which are then due and payable;

(v) fifth, the extent not already retained in the Agent Account in accordance with clause first, to be retained in the Agent Account and paid in accordance with clause (vi) of the following subsection (c), an amount equal to the aggregate Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(vi) sixth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, all such remaining amounts not to exceed the Outstanding Principal Amount to be retained in the Agent Account until paid in accordance with the following subsection (c) or all such conditions are satisfied;

(vii) seventh, to be retained in the Agent Account and paid in accordance with the applicable provisions of the following subsection (c), an amount equal to the aggregate amount of all other accrued and unpaid Borrower Obligations which are then required to be paid according to such subsection, including, without limitation, the expenses of the Lenders reimbursable under Section 12.04; and

(viii) eighth, unless a Termination Event or Incipient Termination Event has occurred and is continuing, any remaining amounts on deposit in the Agent Account, to be paid to the Borrower Account (if a Termination Event or Incipient Termination Event has occurred and is continuing, such amounts shall remain in the Agent Account).

(c) On each Settlement Date the Administrative Agent shall withdraw amounts on deposit in the Agent Account and pay such amounts as follows in the following order of priority:

(i) first, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof; provided, that, the aggregate amount paid pursuant to this clause first in any calendar year shall not exceed $100,000;

(ii) second, to the payment of accrued and unpaid interest which is then due and payable in respect of the applicable Advances, pro rata;

(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;

(iv) fourth, to the payment of any outstanding Advances then due and payable, pro rata; provided, that principal on Advances shall be applied in the following

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order, to the payment of the Outstanding Principal Amount of Advances, first, in respect of Swing Line Advances, (provided, that if a Funding Excess exists and any outstanding Swing Line Advances were made in violation of the fourth sentence of Section 2.01(b)(i), then such Swing Line Advance will be repaid after the Revolving Credit Advances), and second, in respect of Revolving Credit Advances, pro rata;

(v) fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the payment of the Outstanding Principal Amount of all other Advances, first, in respect of Swing Line Advances (provided, that if a Funding Excess exists and any outstanding Swing Line Advances were made in violation of the fourth sentence of Section 2.01(b)(i), then such Swing Line Advance will be repaid after the Revolving Credit Advances), and second, in respect of Revolving Credit Advances, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;

(vi) sixth, to the extent then due and payable and not already paid in accordance with clause first above, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;

(vii) seventh, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 12.04; and

(viii) eighth, to be paid to the Borrower Account.

(d) If and to the extent a Funding Excess exists on any Business Day, the Borrower shall deposit an amount equal to the amount of such Funding Excess in the Agent Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent first, in immediate repayment of the outstanding amount of Swing Line Advances, and if no Swing Line Advances are outstanding, and second, in immediate repayment of the outstanding amount of Revolving Credit Advances (together with amounts payable with respect thereto under Section 2.10).

(e) To the extent that amounts on deposit in the Agent Account on any day are insufficient to pay amounts due on such day in respect of the matured portion of any Advances or any interest, Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Index Rate (in all other cases), until the next succeeding Business Day.

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(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.

(g) All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Index Rate (in all other cases) shall be payable during such extension. Payments received at or prior to 4:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 4:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

(h) Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

(i) Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

Section 2.09. Capital Requirements; Additional Costs.

(a) If any Affected Party shall have determined that, after the date hereof, the adoption of or any change in any law, treaty, governmental (or quasi governmental) rule,

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regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Index Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

(b) If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Advances, or other Outstanding Principal Amount, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Index Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).

(c) Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

(d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Rate Advance, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Advance at another branch or office of that Lender without, in that

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Lender’s opinion, adversely affecting it or its Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Rate Advances shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Rate Advances owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Advances into Index Rate Advances.

Section 2.10. Breakage Costs. To induce the SMBC Lender Group to provide the LIBOR Rate on the terms provided herein, if (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.03(c), repaid in whole or in part on any date other than an Interest Payment Date (whether that repayment is made pursuant to any other provision of this Agreement or any other Related Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith (including any failure to satisfy conditions precedent to the making of any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each applicable member of the SMBC Lender Group from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, “Breakage Costs”). Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any). For the purpose of calculating amounts payable to a member of the SMBC Lender Group under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance; provided, however, that each such Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions to Effectiveness of Agreement. This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Lenders and the Administrative Agent (such date, the “Effective Date”):

Receivables Funding and Administration Agreement

(a) Funding Agreement; Other Related Documents. This Agreement and (to the extent requested by the Lenders) the Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Lender and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, each in form and substance satisfactory to each Lender and the Administrative Agent.

(b) Governmental Approvals. The Lenders and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Lenders and the Administrative Agent affirming that no such consents or approvals are required.

(c) Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including, without limitation, those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(d) Payment of Fees. The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent and SMBC Lender Group for (i) all Rating Agency fees and (ii) all other reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s and SMBC Lender Group’s legal and audit expenses, and other document preparation costs.

(e) Representations and Warranties. Each representation and warranty by the Borrower and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.

(f) No Termination Event. A limited waiver shall have been executed and delivered by the parties hereto in form and substance acceptable to the Administrative Agent with respect to certain Termination Events identified therein, and a limited waiver shall have been executed and delivered by the parties to the Credit Agreement in form and substance acceptable to the Administrative Agent with respect to certain “Events of Default” identified therein. After giving effect to such limited waivers, no Incipient Termination Event or Termination Event hereunder or any “Event of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.

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(g) Audit. The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Lender in its sole discretion.

(h) Material Adverse Change. There will have been (i) no material adverse change individually or in the aggregate, (x) in the business, the industry in which the Parent or any Originator operates, the financial or other condition of the Parent, the Servicer, or any Originator, or (y) in the Transferred Receivables or Related Property, taken as a whole, (ii) no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect on the Parent, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Parent’s last audited financial statements and except as otherwise disclosed in the financial projections provided to the Administrative Agent on or prior to the Effective Date, no material increase in the liabilities, liquidated or contingent, of the Parent, the Servicer or the Originators, or material decrease in the assets of the Parent, the Servicer or the Originators.

(i) Waiver of Set-Off Rights. Each Originator shall have waived its rights of set-off with respect to the Transferred Receivables.

(j) Rating Agency Confirmations. The Administrative Agent shall have received such confirmations or assurances from the Rating Agencies deemed necessary or desirable by the Administrative Agent and the SMBC Lender Group.

Section 3.02. Conditions Precedent to All Advances. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.01(b)(iii), Section 2.01(b)(iv) or Section 2.06(c)) on any date if, as of the date thereof:

(a) any representation or warranty of the Borrower, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

(c) the Commitment Termination Date shall have occurred;

(d) either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;

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(e) any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Lenders and the Administrative Agent, as any Lender or the Administrative Agent and, if applicable, either Rating Agency, may reasonably request;

(f) on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report, Weekly Report, Daily Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing; or

(g) the Administrative Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect.

The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. To induce each Lender to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent on the Effective Date and each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.

(a) Existence; Compliance with Law. The Borrower (i) is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and bylaws; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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(b) Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s chief executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located, and the locations of its records concerning the Borrower Collateral (including originals of the Borrower Assigned Agreements) are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months (or such shorter time as the Borrower has been in existence). During the prior five years (or such shorter time as the Borrower has been in existence), except as set forth in Schedule 4.01(b), the Borrower has not been known as or used any fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.

(c) Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s corporate power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower’s certificate of incorporation or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any Originator is a party or by which the Borrower or any Originator or any of the property of the Borrower or any Originator is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). The exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). On or prior to the Effective Date, each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium on other similar laws now or hereafter in effect affecting the enforcement of creditors rights in general and the rights of creditors of national banking associations and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Litigation. No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower that (i) challenges the Borrower’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or

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(iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no Litigation pending or, to the knowledge of Borrower, threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, the Borrower.

(e) Solvency. After giving effect to the sale or contribution of Receivables and the Advances on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.

(f) Material Adverse Effect. Since the date of the Borrower’s organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the transaction contemplated by the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower’s assets, other than in connection with the Related Documents, and no law or regulation applicable to the Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Borrower is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Borrower is a party. Since the date of the Borrower’s organization, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets. No effective financing statement or other similar instrument are of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or the other Borrower Collateral, and the Liens granted to the Lender pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Borrower has no Investments in any Person other than Permitted Investments. The Parent is the only shareholder of the Borrower. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. Other than the Subordinated Loans, the Borrower has no outstanding Debt on the Effective Date.

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(i) Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower and all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Affiliate of the Borrower, have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e). Proper and accurate amounts have been withheld by the Borrower or such Affiliate from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth as of the Effective Date (i) those taxable years for which the Borrower’s or such Affiliates’ tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described on Schedule 4.01(i), as of the Effective Date, neither the Borrower nor any such Affiliate has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. As of the Effective Date, neither the Borrower nor any of its Affiliates included in the Parent Group has agreed or been requested to make any adjustment under IRC 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

(j) Full Disclosure. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, is true and accurate in every material respect, and none of this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender or the Administrative Agent relating to this Agreement or any of the other Related Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished to any Lender or the Administrative Agent has been prepared in good faith by the management of the Borrower with the exercise of reasonable diligence.

(k) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under Title IV of ERISA.

(l) Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

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(m) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o) Government Regulation. The Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act. The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(p) Nonconsolidation. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:

(i) the Borrower is a limited purpose corporation whose activities are restricted in its certificate of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii) the Borrower has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;

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(iii)(A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and in accordance with the terms of the Administrative Services Agreement and (B) Borrower shall not have any employees;

(iv) Borrower shall pay its own incidental administrative costs and expenses not covered under the terms of the Administrative Services Agreement from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, pursuant to the terms of the Administrative Services Agreement, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;

(v) other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Parent, the payment of Servicing Fees to the Servicer under the Sale Agreement and the transactions contemplated under the Administrative Services Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;

(vi) the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes corporate formalities;

(vii) (A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group;

(viii) (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Administrative Services Agreement, the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating

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thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Parent;

(ix) all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;

(x) the Borrower has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

(xi) the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Lenders;

(xii) the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(xiii) the Borrower maintains at least two independent directors each of whom (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (other than the Borrower), all as provided in its certificate of incorporation, (B) has (1) prior experience as an independent director for an entity whose organizational documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director services or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (C) is otherwise acceptable to the Administrative Agent, and the retention arrangement with such independent directors requires them to consider the interests of Borrower;

(xiv) the bylaws or certificate of incorporation of the Borrower require the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;

(xv) Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its shareholders and board of directors;

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(xvi) Borrower shall not hold out credit as being available to satisfy obligations of others;

(xvii) Borrower shall not acquire obligations or Stock of any member of the Parent Group;

(xviii) Borrower shall correct any known misunderstanding regarding its separate identity;

(xix) Borrower shall maintain adequate capital; and

(xx) Borrower shall comply with each of the assumptions set forth in that certain legal opinion delivered by Pillsbury Winthrop Shaw Pittman LLP with respect to true sale and non-substantive consolidation matters.

(q) Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Closing Date, including any Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which the Borrower Account Bank (with respect to the Borrower Account), the Concentration Account Bank (in the case of the Concentration Account) and each Collection Account Bank (with respect to each Collection Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Accounts without further consent by the Borrower, the Servicer or any Originator. No Account is in the name of any person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.

(r) Transferred Receivables.

(i) Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

(ii) Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable.

(iii) No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other

Receivables Funding and Administration Agreement

Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.

(iv) Nonavoidability of Transfers. The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Parent as a stockholder of the Borrower and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(s) Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Receivables Sale and Servicing Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.

(t) Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or Collection Account.

(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.

(v) Supplementary Representations.

(i) Receivables; Lock-Box Accounts. (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Creation of Security Interest. The Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of itself and the Lenders), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.

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(iii) Perfection. Within ten days of the Effective Date: (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the Lenders) in the Transferred Receivables hereunder; (B) With respect to the Borrower Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Borrower Account Agreement pursuant to which the applicable Borrower Account Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Borrower Account, without further consent by the Borrower, the Servicer or any Originator; and (C) With respect to each Account other than the Borrower Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Account Agreement pursuant to which the applicable Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Accounts and the related Lockboxes, without further consent by the Borrower, the Servicer or any Originator.

(iv) Priority. (A) Other than the transfer of the Transferred Receivables by the Originators to the Borrower pursuant to the Sale Agreement and the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the Lenders) in the Transferred Receivables, the Accounts and the Lockboxes hereunder, neither the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person. (B) Neither the Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or all other collateral pledged to the Administrative Agent (on behalf of the Lenders) pursuant to the Related Documents, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated prior to the date hereof. (C) The Borrower is not aware of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. (D) None of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. Neither the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.

(v) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(g) shall be continuing, and remain in full force and effect until the Termination Date.

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ARTICLE V.

GENERAL COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its certificate of incorporation and bylaws, (2) Section 4.01(p) and (3) the assumptions set forth in each opinion letter of Pillsbury Winthrop Shaw Pittman LLP or other outside counsel to the Borrower from time to time delivered pursuant to Section 3.02(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of SIT Funding Corporation or such trade names as are set forth in Schedule 5.01(b).

(c) Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into a Collection Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

(d) Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made and the payment of any fees due hereunder, (ii) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Parent, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

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(e) Payment and Performance of Charges and other Obligations.

(i) Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.

(ii) The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Borrower in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

(f) ERISA. The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(g) Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the Lenders) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the Lenders) pursuant to the Related Documents. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement in the, or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the Lenders) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the Lenders) pursuant to the Related Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator, shall have any authority to file a termination,

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partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.

Section 5.02. Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders:

(a) The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

(b) At the same time each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to the terms of clause (a) of Annex 5.02(a), a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a “Borrowing Base Certificate”), provided, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Lenders’ rights or interests in the Transferred Receivables or the Borrower Collateral insecure, then such Borrowing Base Certificates shall be delivered daily; and each Borrowing Base Certificate shall be prepared by the Borrower or the Servicer as of the last day of the previous month or week, in the event Borrowing Base Certificates are required to be delivered on a monthly or weekly basis, and as of the close of business on the previous Business Day, in the event Borrowing Base Certificates are required to be delivered on each Business Day.

(c) Such other reports, statements and reconciliations with respect to the Borrowing Base or Borrower Collateral as any Lender or the Administrative Agent shall from time to time request in its reasonable discretion.

Section 5.03. Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Effective Date until the Termination Date:

(a) Sale of Stock and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Collection Account, the Agent Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b) Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

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(c) Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.

(d) Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent directs the Borrower to change such instructions to Obligors or the Administrative Agent consents in writing to such change.

(e) Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, (iii) amend, waive or modify any term or provision of its certificate of incorporation or bylaws, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of incorporation, bylaws and the Related Documents.

(f) Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g) Sale Characterization; Receivables Sale and Servicing Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower or (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.

(h) Restricted Payments. The Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital,

Receivables Funding and Administration Agreement

or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s membership interest or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.

(i) Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(j) Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

(k) Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Parent, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.

(l) Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Collection Account or the Concentration Account, except as otherwise contemplated under Section 4.02(l) of the Sale Agreement. If funds that are not Collections are deposited into a Collection Account or the Concentration Account, the Borrower shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Administrative Agent shall promptly remit (or direct the applicable Collection Account Bank or the Concentration Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.

(m) ERISA. The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than (x) premium payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).

(n) Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.

Receivables Funding and Administration Agreement

(o) Board Policies. The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.

(p) Additional Stockholders of Borrower. The Borrower shall not issue shares of Stock to any Person other than Parent without the prior written consent of the Administrative Agent.

ARTICLE VI.

ACCOUNTS

Section 6.01. Establishment of Accounts.

(a) Collection Accounts.

(i) The Borrower has established with each Collection Account Bank one or more Collection Accounts subject, in each case, to a fully executed Collection Account Agreement. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of each Collection Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Collection Account except as provided in Section 6.01(b)(ii).

(ii) The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Collection Account. Schedule 4.01(q) lists all Lockboxes and all Collection Account Banks at which the Borrower maintains Collection Accounts as of the Effective Date, and such schedule correctly identifies (1) with respect to each such Collection Account Bank, the name, address and telephone number thereof, (2) with respect to each Collection Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Collection Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into a Collection Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer to make any deposits into a Lockbox or any Collection Account except in accordance with the terms of this Agreement or any other Related Document.

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(iii) If, for any reason, a Collection Account Agreement terminates or any Collection Account Bank fails to comply with its obligations under the Collection Account Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Collection Account maintained at any such Collection Account Bank to make all future payments to a new Collection Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close any Collection Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the predecessor Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Collection Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become a Collection Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Collection Account to the Lender under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox or Collection Account without the prior written consent of the Administrative Agent.

(b) Concentration Account.

(i) The Borrower agrees that at any time that it has established more than one Collection Account that it shall (A) establish the Concentration Account subject to a fully executed Concentration Account Agreement, (B) advise Administrative Agent in writing of the name of the Concentration Account Bank, which depositary institution shall be reasonably satisfactory in all respects to the Administrative Agent, and of the account number of the Concentration Account, (C) enter into an agreement covering such deposit account with such Concentration Account Bank substantially in the form of the Concentration Account Agreement or that is reasonably satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become a Concentration Account Agreement and any depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such Concentration Account to the Lender under Section 7.01 of this Agreement. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Concentration Account and all monies, instruments and other property from time to time on deposit therein.

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(ii) The Borrower (or the Servicer on Borrower’s behalf) agrees that at any time after which it has established a Concentration Account pursuant to clause (b)(i) above, it shall have instructed (A) all Collection Account Banks that on a daily basis all collected and available funds on deposit in each Collection Account are to be automatically transferred to the Concentration Account and (B) the Concentration Account Bank to automatically transfer all collected and available funds on deposit in the Concentration Account to the Agent Account on a daily basis.

(iii) During any time after which the Concentration Account is established pursuant to clause (b)(i) above, if, for any reason, the Concentration Account Agreement relating to the Concentration Account terminates or the Concentration Account Bank fails to comply with its obligations under such Concentration Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct all Collection Account Banks who had previously been instructed to make wire payments to the Concentration Account maintained at any such Concentration Account Bank to make all future payments to a new Concentration Account in accordance with this Section 6.01(b)(iii). The Borrower shall not close the Concentration Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Concentration Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Concentration Account Bank or with such new depositary institution substantially in the form of the Concentration Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become a Concentration Account Agreement and any new depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Concentration Account to the Lender under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(b), the Borrower shall not, and shall not permit the Servicer to open a new Concentration Account without the prior written consent of the Administrative Agent.

(c) Agent Account.

(i) The Administrative Agent has established and shall maintain the Agent Account with Deutsche Bank Trust Company Americas (the “Depositary”). The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.

(ii) The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.

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(iii) If, for any reason, the Depositary wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent on behalf of the Lenders.

(d) Borrower Account.

(i) The Borrower has established the Borrower Account subject to a fully executed Borrower Account Agreement and agrees that, subject to clause (ii) below, the Administrative Agent shall have exclusive dominion and control of such Borrower Account and all monies, instruments and other property from time to time on deposit therein.

(ii) The Administrative Agent hereby agrees that until such time as it exercises its right to take control of the Borrower Account under Section 7.05(d), the Borrower Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in the Borrower Account.

ARTICLE VII.

GRANT OF SECURITY INTERESTS

Section 7.01. Borrower’s Grant of Security Interest. Borrower hereby reconfirms its grant of a Lien for the benefit of the Administrative Agent, the Lenders, the Indemnified Parties and the Affected Parties in the “Seller Collateral” under, and as defined in, the Existing Receivables Purchase Agreement, and confirms that such Lien has been granted to secure the Borrower Obligations, which include, without limitation, the “Seller Secured Obligations” under, and as defined in, the Existing Receivables Purchase Agreement. Furthermore, to secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders, the Indemnified Persons and the Affected Parties a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):

(a) all Receivables;

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(b) the Sale Agreement, all Collection Account Agreements, the Concentration Account Agreement and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c) all of the following (collectively, the “Borrower Account Collateral”):

(i) the Collection Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,

(ii) the Agent Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Agent Account or such funds,

(iii) the Concentration Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account or such funds,

(iv) the Borrower Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Account or such funds,

(v) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and

(vi) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;

(d) all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower;

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(e) all other personal property of the Borrower of every kind and nature not described above including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles);

(f) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (e)); and

(g) to the extent not otherwise included, all “Seller Collateral” under, and as defined in, the Existing Receivables Purchase Agreement.

Section 7.02. Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Lenders hereunder; (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.

Section 7.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.

Section 7.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party

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to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 7.05. Covenants of the Borrower Regarding the Borrower Collateral.

(a) Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VIII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent, the Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent as more specifically set forth in Section 7.05(b).

(b) Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection,

Receivables Funding and Administration Agreement

processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. If (i) the Administrative Agent in good faith deems any Lender’s rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent in good faith believes that an Incipient Termination Event or a Termination Event is imminent or (ii) an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative Agent and provide the Administrative Agent with access to the suppliers and customers of the Borrower and the Servicer. The Borrower shall, and shall cause the Servicer to, make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.

(c) Communication with Accountants. The Borrower hereby authorizes (and shall cause the Servicer to authorize) the Lenders and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs.

(d) Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral pursuant to the Sale Agreement, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account,

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an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then the Administrative Agent may, without prior notice to the Seller or the Servicer, (x) exercise its right to take exclusive ownership and control of (1) the Lockboxes and the Collection Accounts in accordance with the terms of the applicable Collection Account Agreements and (2) the Concentration Account and the Borrower Account (in which case the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Agent Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Lenders hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.

(e) Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.

(f) License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent on behalf of the Lenders a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the

Receivables Funding and Administration Agreement

Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of the Lenders) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.

ARTICLE VIII.

TERMINATION EVENTS

Section 8.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):

(a) the Borrower shall fail to make any payment of any monetary Borrower Obligation when due and payable and the same shall remain unremedied for one (1) Business Day or more; or

(b)(i) the Borrower shall fail to deliver a Daily Report, Weekly Report, Monthly Report or Borrowing Base Certificate as and when required hereunder and such failure shall remain unremedied for two (2) Business Days or more, (ii) any Originator shall fail or neglect to perform, keep or observe any covenant or provision of Section 4.04 of the Sale Agreement or Article V of the Sale Agreement, (iii) the Borrower, any Originator or the Servicer shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for five (5) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or

(c)(i) an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount in excess of $10,000,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur under any agreement, document or instrument to which an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, except with respect to the Borrower, is in an aggregate principal amount in excess of $10,000,000, which event shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity; or

(d) a case or proceeding shall have been commenced against the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such

Receivables Funding and Administration Agreement

Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or

(e) the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

(f) any Originator, the Borrower, or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or

(g) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against any Originator, the Parent or any Subsidiary of the Parent (other than the Borrower) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(h) a judgment or order for the payment of money in excess of $2,500 shall be rendered against the Borrower; or

(i) (i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or

(j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Transferred Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or

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(k) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower; or

(l)(1) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent, materially and adversely impairs (i) the ability of any Originator to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables (other than Excluded Receivables) as of the Effective Date, (ii) the financial condition or operations of any Originator, the Borrower or the Parent, or (iii) the collectibility of Receivables (other than Excluded Receivables), or (2) the Administrative Agent shall have determined (and so notified the Borrower) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or

(m)(i) a default or breach shall occur under any provision of the Sale Agreement and after the passing of any applicable grace period the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof, or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or

(n) except as otherwise expressly provided herein, any Collection Account Agreement, the Concentration Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent; or

(o) an Event of Servicer Termination shall have occurred; or

(p)(A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or

(q) a Change of Control shall occur; or

(r) the Borrower shall amend its certificate of incorporation or bylaws without the express prior written consent of the Requisite Lenders and the Administrative Agent; or

(s) the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or

(t)(i) the Default Ratio shall exceed 2.5%; (ii) the Delinquency Ratio shall exceed 7.5%; (iii) the Dilution Trigger Ratio shall exceed 4.0%; or (iv) the Receivables Collection Turnover Trigger shall exceed 45 days; or

(u) the Administrative Agent shall have received a “Receivables Termination Notice” or an “Enforcement Notice” in each case, under (and as defined in) the Intercreditor Agreement;

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(v) any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(w) the incurrence of a liability to the PBGC under Title IV of ERISA by the Parent, any Originator or the Servicer (except for premium payments arising in the ordinary course of business), in excess of $1,500,000; or

(x) a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08 hereof;

then, and in any such event, the Administrative Agent, may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Commitment Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Commitment Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 8.01(d), (e), (f), (j), (k), (s) or (u), (ii) three days after the occurrence of the Termination Event described in Section 8.01(a) if the same shall not have been remedied by such time, (iii) four Business Days after the occurrence of the Termination Event described in Section 8.01(x) if the same shall not have been waived by the Requisite Lenders prior to such time or (iv) ten (10) Business Days after the occurrence of a Termination Event described in Section 8.01(x) if the same shall not have been remedied by such time and regardless of whether such Termination Event shall have been previously waived by the Requisite Lenders in accordance with clause (iii) of this paragraph, in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Commitment Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person. In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.

ARTICLE IX.

REMEDIES

Section 9.01. Actions Upon Termination Event. If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Commitment Termination Date to have occurred or the Commitment Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted

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to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from the Agent Account, the Borrower Account, the Concentration Account or any Collection Account against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Lenders hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.

(b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.

(c) Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the

Receivables Funding and Administration Agreement

Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d) At any sale under Section 9.01(b), any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e) The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.

Section 9.02. Exercise of Remedies. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

Section 9.03. Power of Attorney. On the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Lenders upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

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Section 9.04. Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by the Administrative Agent and the Lenders.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Indemnities by the Borrower.

(a) Without limiting any other rights that the Lenders or the Administrative Agent or any of their respective officers, directors, employees, attorneys, agents, representatives, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all Rating Agency costs and any and all legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii) (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the

Receivables Funding and Administration Agreement

Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and the Lenders, a first priority, perfected Lien in any portion of the Borrower Collateral;

(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(vi) the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;

(vii) any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;

(viii) any investigation, litigation or proceeding related to this Agreement or the ownership of Transferred Receivables or Collections with respect thereto;

(ix) any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement, or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement; or

(x) any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

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(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE XI.

ADMINISTRATIVE AGENT

Section 11.01. Authorization and Action.

(a) The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

Section 11.02. Reliance. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Borrower, the Servicer, any Originator, the Parent or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, any Originator, the Parent or any Lender, (f) shall not be responsible to the Borrower, the Servicer, any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.

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Section 11.03. GE Capital and Affiliates. GE Capital and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Originators, the Borrower, the Servicer, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, any Originator, the Borrower, the Servicer, any Lender or any other Person.

Section 11.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 11.05. Indemnification. Each of the Lenders severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any action taken or omitted by the Administrative Agent in connection herewith or therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 11.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning the Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such

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appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof which has a long-term debt rating from S&P of “A–” or better and Moody’s of “A3” or better and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.

Section 11.07. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation pursuant to this Section 11.07 is in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of the Swing Line Loan pursuant to Section 2.01(b). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights

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with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

ARTICLE XII.

MISCELLANEOUS

Section 12.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day. The SMBC Lender Group hereby notifies the parties hereto that all notices to any member of the SMBC Lender Group shall be sent to SMBC-SI as their representative, as set forth on Schedule 12.01 attached hereto.

Section 12.02. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent

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of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.

(b) The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (including, without limitation, an assignment by the Swing Line Lender of all or any portion of its Swing Line Commitment), whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by, the Administrative Agent and other than in the case of an assignment by a Lender to one of its Affiliates, the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Administration Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Lender to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Lender’s obligation to make Revolving Credit Advances shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note or the Swing Line Note, such Lender shall so notify the Borrower and the Borrower shall, upon the request of such Lender, execute new Revolving Notes or Swing Line Notes in exchange for the Revolving Notes or Swing Line Notes, as the case may be, being assigned. Notwithstanding the foregoing provisions of this Section 12.02(b), any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or to any holder or trustee of such Lender’s securities; provided, however, that no such pledge or assignment to any Federal Reserve Bank, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.

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(c) In addition to the foregoing right, any Lender may, without notice to or consent from the Administrative Agent or the Borrower, (x) grant to an SPV the option to make all or any part of any Advance that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder); (y) assign to an SPV all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided, however, that (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09, 2.10, and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant or SPV and each such participant or SPV shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent or any Lender (other than the Lender selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.

(d) Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Revolving Notes, the Swing Line Note or other Borrower Obligations owed to such Lender.

(e) The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Commitments hereunder, assist in the preparation of informational materials for such syndication.

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(f) A Lender may furnish any information concerning the Borrower, the Originator, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.

Section 12.03. Termination; Survival of Borrower Obligations Upon Commitment Termination Date.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Section 4.01(a), (c), (e), (j), (p), (r) and (v), Article IV, the indemnification and payment provisions of Article X and Sections 11.05, 12.05, 12.14 and 12.15 shall be continuing and shall survive the Termination Date.

Section 12.04. Costs, Expenses and Taxes. (a) The Borrower shall reimburse the Administrative Agent for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i) the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;

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(ii) any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;

(iii) any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(iv) any attempt to enforce any remedies of a Lender or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(v) any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

(vi) efforts to (A) monitor the Advances, or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

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(b) In addition, the Borrower shall pay on demand any and all stamp, sales, excise and other taxes, gross receipts or franchise taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document excluding taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or by any political subdivisions thereof, and the Borrower agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

Section 12.05. Confidentiality.

(a) Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person or any financial institution party to the Credit Agreement and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.

(b) The Borrower agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Lenders and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Administrative Agent and any Lenders specifically referenced therein prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(c) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or

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regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Servicer; provided that in the case of information received from the Borrower or Servicer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.06. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.

Section 12.07. Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and by the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders and the Swing Line Lender, as applicable, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.

(b) (i) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as

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to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; or (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07. No amendment, modification, termination or waiver shall, unless in writing and signed by each Requisite Lender and, if the SMBC Lender Group has not made any assignment of its rights hereunder and is not included in determining Lenders that constitute Requisite Lenders, by each member of the SMBC Lender Group, do any of the following: (x) modify or waive Section 5.03(a), (b), (e) through (l), (o) or (p), (y) modify or waive Section 8.01(v), or (z) modify any of the following definitions or component definitions thereof in a manner which would increase availability to the Borrower for Advances hereunder: “Borrowing Base,” “Dynamic Advance Rate,” “Interest Reserve,” “Servicing Fee Reserve,” or “Net Receivables Balance.” Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it (x) affects the rights or duties of the Administrative Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent, or (y) affects the rights or duties of the Swing Line Lender under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating the Swing Line Loan, Swing Line Advances or the Swing Line Lender unless in writing and signed by the Swing Line Lender.

(ii) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of such Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding upon each holder of a Note at the time outstanding and each future holder of a Note.

(iii) Neither the Administrative Agent nor any Lender shall waive any of the provisions set forth in Section 4.01(v) or Section 5.01(g) if such waiver would adversely affect the Ratings.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of all Lenders is not obtained,

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then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d) Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.01), termination of the Aggregate Commitment and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.

Section 12.08. No Waiver; Remedies. The failure by any Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.

Section 12.09. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF

Receivables Funding and Administration Agreement

CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Receivables Funding and Administration Agreement

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 12.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.12. Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.13. Further Assurances.

(a) The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Lenders under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all

Receivables Funding and Administration Agreement

Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Lenders, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.

(b) Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

Section 12.14. No Proceedings. Each of Administrative Agent and each Lender agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against the Borrower any proceeding of the type referred to in Sections 8.01(d) and 8.01(e). This Section 12.14 shall survive the termination of this Agreement.

Section 12.15. Limitation on Payments. Notwithstanding any provision in any other section of this Agreement to the contrary, the obligation of the Borrower to pay any amounts payable to Lender or any other Affected Party pursuant to Sections 2.09, 2.10 and 10.01 of this Agreement shall be without recourse to the Borrower except as to any Collections and other amounts and/or proceeds of the Transferred Receivables (collectively, the “Available Amounts”) required to be distributed to the Lenders, to the extent that such amounts are available for distribution. In the event that amounts payable to a Lender or any other Affected Party pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against the Borrower until such time as the Borrower has Available Amounts. The foregoing shall not operate to limit the rights of the Administrative Agent or any other Affected Party to enforce any claims of Borrower or its assigns against the Originators under the Sale Agreement or any other Related Document.

Section 12.16. Limited Recourse. The obligations of the Lenders under this Agreement and all Related Documents are solely the corporate obligations of each such Lender. No recourse shall be had for the payment of any amount owing in respect of Advances or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Lender. The SMBC Discretionary Lender shall not, and shall not be obligated to, pay any amount pursuant to the Related Documents unless such SMBC Discretionary Lender has received funds which may be used to make such payment pursuant to

Receivables Funding and Administration Agreement

such SMBC Discretionary Lender’s commercial paper program documents. Any amount which the SMBC Discretionary Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or an obligation of the SMBC Discretionary Lender for any insufficiency unless and until the SMBC Discretionary Lender satisfies the provisions of such preceding sentence. This Section 12.16 shall survive the termination of this Agreement.

Section 12.17. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for the SMBC Discretionary Lender, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the SMBC Discretionary Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the SMBC Discretionary Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the SMBC Discretionary Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the SMBC Discretionary Lender. The provisions of this Section 12.17 shall survive the termination of this Agreement.

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Receivables Funding and Administration Agreement

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIT FUNDING CORPORATION, as the Borrower

By	/s/ Simon Y. Leung
Name	Simon Y. Leung
Title	Corporate Secretary

Receivables Funding and Administration Agreement

Commitment: $171,420,000	GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender and as Swing Line Lender

	By:	/s/ Eugene Seip
	Name:	Eugene Seip
	Title:	Duly Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent

	By:	/s/ Eugene Seip
	Name:	Eugene Seip
	Title:	Duly Authorized Signatory

Receivables Funding and Administration Agreement

Commitment: $128,580,000	SMBC LENDER GROUP:

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and the SMBC Committed Lender

	By:	/s/ Tomoaki Nakamura
	Name:	Tomoaki Nakamura
	Title:	Senior Vice President

MANHATTAN ASSET FUNDING COMPANY LLC, as a Lender and the SMBC Discretionary Lender

BY: MAF RECEIVABLES CORP., its sole member

	By:	/s/ Amy S. Keith
	Name:	Amy S. Keith
	Title:	Vice President

Receivables Funding and Administration Agreement

ANNEX X

DEFINITIONS

[Attached]

Receivables Funding and Administration Agreement

EXECUTION VERSION

ANNEX X

to

RECEIVABLES SALE AND SERVICING AGREEMENT

and

RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of

February 12, 2007

Definitions and Interpretation

Annex X

SECTION 1. Definitions and Conventions. Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Account” shall mean any of the Concentration Account, the Borrower Account or the Collection Accounts.

“Account Agreement” shall mean any of the Borrower Account Agreement, the Concentration Account Agreement or the Collection Account Agreements.

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Funding Agreement.

“Administrative Services Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 10, 1997, between the Borrower and the Parent.

“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to (a) any Lender or Administrative Agent, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power

Annex X

in the election of directors of such Person, (b) Borrower, or Parent or any of their Subsidiaries, or any Obligor, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, or (c) with respect to each Person, including those Persons to which clause (a) or (b) are applicable, (i) each Person that controls, is controlled by or is under common control with such Person, or (ii) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent Account” shall mean account number 50279513, Reference CFN8690 with the Depositary in the name of the Administrative Agent.

“Aggregate Commitment” shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be Three Hundred Million Dollars ($300,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 attached to the Funding Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

“Available Amounts” shall have the meaning assigned to it in Section 12.15 of the Funding Agreement.

“Bank” shall mean any of the Collection Account Banks, the Concentration Account Bank or the Borrower Account Bank.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

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“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.

“Borrower” shall have the meaning assigned to it in the preamble to the Funding Agreement.

“Borrower Account” shall mean that certain deposit account identified as the “Borrower Account” on Schedule 4.01(q) to the Funding Agreement, maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.

“Borrower Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent, (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment and (c) after notice from the Administrative Agent to the Borrower Account Bank, the Borrower Account Bank agrees to forward all Collections received in the Borrower Account to the Agent Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America, N.A.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of

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Annex X

monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Commitment Fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs, Indemnified Amounts, and including the “Seller Secured Obligations” under, and as defined in, the Existing Receivables Purchase Agreement. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any assignee of any Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean (i) the Revolving Credit Advances of the Lenders (other than the Swing Line Lender) made pursuant to Section 2.01(b)(iii) or (iv) of the Funding Agreement, and (ii) each Swing Line Advance made by the Swing Line Lender pursuant to Section 2.01(b)(i) of the Funding Agreement.

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a)	the Aggregate Commitment,

and

(b)	an amount equal to the positive difference, if any, of:

(i) the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

minus

(ii) the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve, and (Y) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

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Annex X

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Collection Account Bank or the Concentration Account Bank to any related Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located.

“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Change of Control” shall mean any event, transaction or occurrence after the Closing Date as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of a greater percentage of the issued and outstanding shares of Stock of the Parent having the right to vote for the election of directors of the Parent under ordinary circumstances than indirectly owned by the Mitac Group; (b) during any period of twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the Stockholders of the Parent was approved by a vote of at least two-thirds the directors then in office who either were directors at the beginning of such

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period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the Parent ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Stock, directly or indirectly, of any Originator (other than Parent) or the Borrower; or (d) any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than such a sale of assets from one Originator to another Originator).

“Charge-Off” shall mean the extent to which any Transferred Receivable is subject to any Dilution Factor described in clause (a) of the definition thereof.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

“Class” means, with respect to an Obligor, at any time of determination the classification of such Obligor as a “Class A Obligor”, “Class B Obligor”, “Class C Obligor” or “Class D Obligor”.

“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean at any time of determination, an Obligor having an unsecured long-term debt rating and equivalent short-term rating from each of S&P and Moody’s as described below:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1	A/A2 or higher
Class B Obligor	A-2/P-2	A- or BBB+/ A3 or Baa1 (but lower than A/A2)
Class C Obligor	A-3/P-3	BBB or BBB-/Baa2 or Baa3 (but lower than BBB+/Baa1)
Class D Obligor	Lower than A-3/P-3 or Not Rated	Lower than BBB-/Baa3 or Not Rated

For purposes of calculating the foregoing, (i) an Obligor’s short term rating from S&P and/or Moody’s shall govern, (ii) an Obligor which does not have a short-term rating from S&P and/or Moody’s but which has the equivalent long-term debt rating from such Rating Agency as described above shall be deemed to have the related short-term rating, and (iii) if an Obligor’s short-term rating results in two different “Classes of Obligor” (because of differences in the short-term ratings assigned by each of S&P and Moody’s, the Class for such Obligor shall be based upon the lower of the short-term ratings.

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“Closing Date” shall mean February 12, 2007.

“Collection Account” shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

“Collection Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and a Collection Account Bank with respect to a Lockbox and Collection Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Collection Account are held by such Collection Account Bank as custodian for the Administrative Agent, (b) such Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and (c) such Collection Account Bank agrees to forward all Collections received in such Collection Account to (i) the Concentration Account within one Business Day of receipt or (ii) if the Concentration Account is not established, to the Agent Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained.

“Collections” shall mean, with respect to any Transferred Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

“Commercial Paper” shall mean those certain short-term promissory notes issued by the SMBC Discretionary Lender from time to time in the United States of America commercial paper market.

“Commitment” shall mean as to any Lender (other than the Swing Line Lender), the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

“Commitment Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement.

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“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

“Concentration Account” shall mean that certain account maintained by the Borrower at Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.

“Concentration Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Concentration Account Bank with respect to the Concentration Account that provides, among other things, that (a) all items of payment deposited in the Concentration Account are held by the Concentration Account Bank as custodian for the Administrative Agent, (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment and (c) the Concentration Account Bank agrees to forward all Collections received in the Concentration Account to the Agent Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained.

“Concentration Percentage” shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“CP Rate” shall mean for each calendar month, a per annum rate of interest equal to the sum of 0.55% plus the per annum rate equivalent to the weighted average of the rates paid or payable by the SMBC Discretionary Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Commercial Paper that is allocated, in whole or in part, to fund or maintain the SMBC Discretionary Lender’s Advances during such calendar month, which rates shall reflect and give effect to actual dealer fees, commissions of placement agents and other issuance costs in respect of such Commercial Paper; provided, that if for any reason the SMBC Discretionary Lender is unable to issue Commercial Paper or determine the applicable rate hereto, the CP Rate shall in all such cases be equal to the Index Rate.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of February 12, 2007, among Parent, GE Capital as administrative agent and the financial institutions from time to time party thereto as lenders and as in effect on Closing Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not

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prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by (i) the Administrative Agent and Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred more than 90 days, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt), and (m) the Borrower Obligations.

“Default Rate” shall have the meaning assigned to it in Section 2.06(b) of the Funding Agreement.

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“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the sum of (without duplication) (i) the aggregate Outstanding Balance of all Transferred Receivables which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Transferred Receivables owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency, to

(b) the aggregate Outstanding Balance of all Transferred Receivables originated during the Settlement Period which ended three (3) months prior to the last day of the Settlement Period immediately preceding such date.

“Default Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of the three Settlement Periods immediately preceding such date;

to

(b) the aggregate Outstanding Balance of all Transferred Receivables originated during the fourth, fifth and sixth Settlement Periods immediately preceding such date.

“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 60 days after its Maturity Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Transferred Receivables with respect to which any payment, or part thereof, is between 31 and 60 days past due as of the last day of the three Settlement Periods immediately preceding such date to

(b) the aggregate Outstanding Balance of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date.

“Depositary” shall have the meaning assigned to it in Section 6.01(c)(i) of the Funding Agreement.

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“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

“Dilution Horizon Factor” shall mean, as of any date of determination, (x) the aggregate principal amount of Transferred Receivables originated during the two most recent Settlement Periods preceding such date divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date.

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period immediately preceding such date to

(b) the aggregate Billed Amount of all Transferred Receivables originated during the second Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

DRR	=	(2 *ADR) + [(HDR-ADR) x (HDR/ADR)]] x DHF];

where

DRR	=	the Dilution Reserve Ratio;

ADR	=	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;

HDR	=	the highest Dilution Ratio occurring during the twelve most recent Settlement Periods preceding such date; and

DHF	=	the Dilution Horizon Factor.

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“Dilution Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors for all Transferred Receivables for the three Settlement Periods immediately preceding such date to

(b) the aggregate Billed Amount for all Transferred Receivables originated during the second, third and fourth Settlement Periods immediately preceding such date.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the greatest of (i) 15.0%, (ii) the Minimum Reserve Ratio and (iii) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a)(i) that is due and payable within 30 days of the Billing Date thereof, and (ii) with respect to which no payment or part thereof remains unpaid for more than 60 days after its Maturity Date or more than 90 days after its Billing Date; provided, that up to 10% of the Outstanding Balance of all Eligible Receivables may be due and payable within 60 days of the Billing Date thereof so long as they do not remain unpaid for more than 90 days after their Billing Date.

(b) that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are more than 60 days past due from the Maturity Date thereof or more than 90 days past due from the Billing Date thereof;

(c) that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions);

(d) that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;

(e) that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such

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Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f) with respect to which the Obligor thereunder is not a BK Obligor;

(g) that is not an Unapproved Receivable;

(h) that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i) as to which the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(j) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable); provided, that, claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Borrower and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this paragraph (j) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;

(k) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(l) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(m) that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(n) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectibility, value or payment terms of such Receivable;

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(o) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(p) (i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

(q) that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Funding Agreement;

(r) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(s) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

(t) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(u) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

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(v) as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Lenders);

(w) to the extent such Transferred Receivable represents sales tax or a vendor pass-through payment, such portion of such Receivable shall not be an Eligible Receivable;

(x) that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

(y) with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(z) with respect to which, if such Receivable is a Financing Receivable, the Obligor under such Financing Receivable has entered into an intercreditor agreement with GE Capital, Synnex and Borrower, in form and substance satisfactory to the Administrative Agent and the agent under the Credit Facility;

(aa) that do not arise under partially performed or unperformed Contracts for services or the delivery of goods or merchandise; and

(bb) that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the Originator thereof upon not less than ten Business Days prior written notice.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to

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administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor of a Transferred Receivable and as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower, (b) that is a Governmental Authority, (c) that is Apptis Inc. or an Affiliate thereof (subject to the proviso in the definition of “Excluded Receivable”), or (d) that is designated as an Excluded Obligor by the Administrative Agent in its reasonable credit judgment upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Lenders, the Servicer and the Parent.

“Excluded Receivable” shall mean any Receivable originated or acquired by an Originator on or after the Effective Date and not transferred to Buyer prior to the Effective Date, (a) which is a Mexico Receivable, (b) the Obligor of which is Apptis Inc., or (c) which has been assigned or purported to be assigned to an Originator by Apptis Inc.; provided, that if (i) Parent makes a written request to Borrower and Borrower makes a written request to Administrative Agent, which written requests (x) certify that Parent and Apptis Inc. have revised their contractual arrangements to provide for Apptis Inc. to be a direct obligor of Parent and attach the executed documentation evidencing such new contractual arrangements, and (y) request Borrower, Administrative Agent and Lenders to consider inclusion of all otherwise Eligible Receivables originated under such new contractual arrangement as Transferred Receivables and as Receivables which are not Excluded Receivables hereunder, (ii) such new contractual arrangements and documentation evidencing such arrangements are in form and substance satisfactory to Borrower, Administrative Agent and Lenders and otherwise reflect that Receivables originated thereunder would otherwise be Eligible Receivables, (iii) Administrative Agent and Lenders receive other evidence and due diligence results satisfactory to Administrative Agent and Lenders with respect to such new contractual arrangements and, among other things, evidencing that Apptis Inc. is obligated to remit all amounts due thereunder directly to a Collection Account, and (iv) each applicable Lender or SPV shall have received confirmation of its Ratings after giving effect to the inclusion of such Receivables as Transferred Receivables and Eligible Receivables hereunder, then after written affirmation by Administrative

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Agent, Lenders and Borrower of the foregoing and implementation of any amendments to the Related Documents which the Administrative Agent and Lenders in good faith determine are necessary to effectuate the foregoing, all Receivables originated under such new contractual documentation shall cease to be “Excluded Receivables” under the Related Documents and Apptis Inc. shall cease to be an “Excluded Obligor” under the Related Documents.

“Existing Receivables Purchase Agreement” shall have the meaning assigned to it in the Preamble of the Funding Agreement.

“Existing Transfer Agreement” shall have the meaning assigned to it in the Preamble of the Sale Agreement.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated the Closing Date between the Parent and the Administrative Agent, amending and restating that certain letter agreement dated December 13, 2004, between the Borrower and GE Capital.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including, without limitation, the Unused Commitment Fee.

“Final Advance Date” shall mean February 11, 2011, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.

“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor but which were financed by such Obligor pursuant to a floorplan financing arrangement.

“Funding Agreement” shall mean that certain Second Amended and Restated Receivables Funding and Administration Agreement dated as of the Closing Date, by and among the Borrower, the Lenders the Swing Line Lender and the Administrative Agent.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

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“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Concentration Percentage” shall mean at any time of determination with respect to any Class of Obligor, an amount equal to the highest applicable percentage listed opposite such Class of Obligor times the aggregate Outstanding Balance of Eligible Receivables as of such time of determination:

Class of Obligor	Applicable Percentage
Class A Obligor	8.0%

Class B Obligor	6.0%

Class C Obligor	3.0%

Class D Obligor	2.0%

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase

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property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Incremental Commitment Date” shall have the meaning assigned to it in Section 2.02(d) of the Funding Agreement.

“Incremental Commitment Agreement” means an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by it and the Borrower, by which such Incremental Lender confirms its new or additional commitment pursuant to Section 2.02(d) and agrees to become bound to the Funding Agreement and other Related Documents as a “Lender” thereunder.

“Incremental Lender” shall have the meaning assigned to it in Section 2.02(d) of the Funding Agreement.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(h) of the Funding Agreement.

“Index Rate” shall mean, for any day, a floating rate equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (b) the sum of the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Funding Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

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“Index Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Index Rate. Unless a LIBOR Rate Disruption Event shall have occurred, each Revolving Credit Advance shall be a LIBOR Rate Advance.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Intercreditor Agreement” shall mean each of (i) that certain Second Amended and Restated Intercreditor Agreement dated as of February 12, 2007, originally dated December 19, 1997, entered into by and among Parent, Borrower and GE Capital, in various capacities, (ii) that certain Second Amended and Restated Intercreditor Agreement dated as of February 12, 2007, entered into by and among Parent, Borrower, GE Capital, in various capacities and IBM Credit Corporation, (iii) that certain Amended and Restated Intercreditor Agreement, dated as of February 12, 2007, among Parent, Borrower, GE Commercial Distribution Finance Corporation and GE Capital in various capacities, (iv) that certain Amended and Restated Intercreditor Agreement, dated as of February 12, 2007, among Parent, Borrower, GE Capital in various capacities and Hewlett-Packard Company, and (v) each other intercreditor agreement entered into from time to time by Parent, Borrower, GE Capital in various capacities, and other creditors.

“Interest Payment Date” shall mean, with respect to any Advance, the first Business Day of each month; provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the aggregate Outstanding Principal Amount has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued under the Funding Agreement.

“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Index Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

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“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement. For the avoidance of doubt, unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” shall mean, for each calendar month, a per annum rate of interest (I) with respect to the SMBC Discretionary Lender, equal to the CP Rate and (II) with respect to all other Lenders, that rate determined by the Administrative Agent equal to the sum of 0.55% plus:

(a) the offered rate for deposits in United States Dollars for the applicable calendar month which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each calendar month (unless the first day of such calendar month is not a LIBOR Business Day, in which event the next succeeding LIBOR Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such calendar month (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Advances at the LIBOR Rate, then, unless a LIBOR Rate Disruption Event shall have occurred, the LIBOR Rate shall in all such cases be equal to the Index Rate. For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any calendar month shall remain fixed for such calendar month.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.

“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate. Unless a LIBOR Rate Disruption Event shall have occurred, each Revolving Credit Advance shall be a LIBOR Rate Advance.

“LIBOR Rate Disruption Event” means, for any Lender, notification by such Lender to the Borrower and the Administrative Agent of any of the following: (i) determination by such Lender that it would be contrary to law or the directive of any central bank or other

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governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Advances, (ii) the inability of such Lender, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Advances or (iii) a determination by such Lender that the maintenance of its Advances will not adequately and fairly reflect the cost to such Lender of funding such investment at such rate.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement.

“Loss Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

LRR	=	(LHF * ARR)] * 2,

where

LRR	=	the Loss Reserve Ratio;

LHF	=	a Loss Horizon Factor equal to (x) the aggregate principal amount of Transferred Receivables originated during the three (3) most recent Settlement Periods preceding such date divided by (z) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date;

ARR	=	the highest three-month rolling average of the Default Ratios occurring during the twelve most recent Settlement Periods.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders, SMBC-SI or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the

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Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Mexico Receivables” shall mean Receivables arising out of any of the following: (a) the Accounts Receivable Assignment Agreement dated as of February 28, 2006, among Corporative Lanix, S.A. de C.V., Alef Soluciones Integrales, S.A. de C.V. and Accesorios y Suministros Informáticos, S.A. de C.V. (collectively, the “Lanix Consortium”), as assignors, Synnex Mexico and the Originator, as assignee, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (b) the Accounts Receivables Assignment Agreement dated as of December 5, 2005, among the Lanix Consortium, as assignors, Synnex Mexico and the Originator as assignee, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (c) the Multiannual Services Agreement (Contracto Multianual de Prestación de Servicios) number 62.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as service providers, and the Ministry of Education (Secretaría de Educación Pública), a Ministry of the Federal Public Administration of México (the “SEP”), as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, and (d) the Multiannual Services Agreement (Contracto Multianual de Prestación de Servicios) number 62.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as service providers, and SEP, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time.

“Minimum Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

MRR	=	ADR * DHF + CF

where

MRR	=	the Minimum Reserve Ratio;

ADR	=	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;

DHF	=	the Dilution Horizon Factor.

CF	=	a Concentration Factor equal to the greatest of (a) the single largest Concentration Percentage applicable to any Class B Obligor, (b) the sum of the two largest Concentration Percentages applicable to any Class C Obligor and (c) the sum of the four largest Concentration Percentages applicable to any Class D Obligor (e.g. (x) if there is an Obligor that is a Class B Obligor that has a Special Concentration Percentage and all other Class B Obligors have a General Concentration Percentage, then clause (a) would be the applicable Special Concentration Percentage for such Class B Obligor and (y) if there is one Obligor that is a Class C Obligor with a Special Concentration Percentage and the General Concentration Percentage is applicable to all other Class C Obligors, clause (b) would be the sum of (i) the applicable Special Concentration Percentage for such Class C Obligor and (ii) the otherwise applicable General Concentration Percentage for a Class C Obligor).

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“Mitac Group” shall mean any or all of Mitac International Corp., a Taiwanese corporation, Union Petrochemical Corp., a Taiwanese corporation and Synnex Technology International, a Taiwanese corporation.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” means, as of any date of determination, the amount equal to:

(a) the Outstanding Balance of Eligible Receivables,

minus

(b) the Excess Concentration Amount.

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Transferred Receivables at such time, over (b) the sum of (i) the Outstanding Principal Amount at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Non-Consenting Lender” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

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“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Notes” shall mean, collectively, the Revolving Notes and the Swing Line Note.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Originator Support Agreement” shall mean an agreement substantially in the form of Exhibit 2.03 to the Sale Agreement made by Parent in favor of the Borrower.

“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.

“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

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“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.

“Permitted Investments” shall mean any of the following:

(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e) securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

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“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender (other than the Swing Line Lender), the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided, however, if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of the Funding Agreement, by (y) the aggregate Outstanding Principal Amount.

“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agency” shall mean Moody’s or S&P.

“Ratings” means for the SMBC Discretionary Lender or any SPV or any other Lender which requires such a “Rating” in connection with the Funding Agreement, the ratings by the Rating Agencies of such Person of the indebtedness for borrowed money of such Person.

“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio and the Receivables Collection Turnover.

“Receivable” shall mean, with respect to any Obligor:

(a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent and the Lenders in their sole discretion, to such Obligor (or in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

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(b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c) all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(d) all right, title and interest of any Originator, the Parent or the Borrower in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable;

(e) all Collections with respect to any of the foregoing;

(f) all Records with respect to any of the foregoing; and

(g) all proceeds with respect to any of the foregoing.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Receivables Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such Settlement Period with respect to all Transferred Receivables, multiplied by

(b) the number of days per period contained in such Settlement Period.

“Receivables Collection Turnover Trigger” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables, multiplied by

(b) the average number of days per period contained in such three (3) Settlement Periods.

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“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

“Refunded Swing Line Loan” shall have the meaning assigned to it in Section 2.01(b)(iii) of the Funding Agreement.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Documents” shall mean each Collection Account Agreement, the Concentration Account Agreement, the Borrower Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, the Swing Line Note, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement, each Incremental Commitment Agreement, and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Required Capital Amount” means, at any time of determination, an amount equal to (a) the Loss Reserve Ratio times 1.25 times the Net Receivables Balance plus (b) the Outstanding Balance of all Transferred Receivables (other than Charge-Offs) on which any amount is unpaid more than 90 days past its Maturity Date plus (c) the sum of the Excess Concentration Amounts for the three Obligors with the largest aggregate Outstanding Balance of Eligible Receivables.

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“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than fifty-one percent (51%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than fifty-one percent (51%) aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to the Funding Agreement, “Requisite Lenders” shall mean such Lender.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.01 of the Funding Agreement. Unless a LIBOR Rate Disruption Event shall have occurred, each Revolving Credit Advance shall be a LIBOR Rate Advance.

“Revolving Note” shall have the meaning assigned to it in Section 2.01(b) of the Funding Agreement.

“Revolving Period” shall mean the period from and including the Closing Date through and including the day immediately preceding the Commitment Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Second Amended and Restated Receivables Sale and Servicing Agreement dated as of the Closing Date, by and among each Originator, Servicer and the Borrower, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

(a) the Outstanding Balance of such Sold Receivable, minus

(b) a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of the Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

(c) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus

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(d) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus

(e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of the Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (f) above.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Funding Agreement and the Sale Agreement.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the Outstanding Balance of Transferred Receivables and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

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“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the first Business Day of each calendar month, provided that if such day is not a Business Day, shall mean the next Business Day, and (ii) from and after the occurrence of a Termination Event, any other Business Day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“SMBC Committed Lender” shall mean Sumitomo Mitsui Banking Corporation.

“SMBC Discretionary Lender” shall mean Manhattan Asset Funding Company LLC.

“SMBC Lender Group” shall mean the SMBC Committed Lender and the SMBC Discretionary Lender.

“SMBC-SI” shall mean SMBC Securities, Inc., as representative on behalf of the SMBC Lender Group.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Percentage” shall mean, with respect to any Obligor, that percentage, if any, set forth in Annex Z to the Funding Agreement with respect to such Obligor,

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or, with respect to any such Obligor or any other Obligor, such other percentage as the Administrative Agent may at any time and from time to time designate in a written notification to the Borrower and the Servicer, which designation (a) shall be in the Administrative Agent and Lenders’ sole discretion if increasing the then applicable percentage and (b) shall be in the Administrative Agent’s reasonable credit judgment if decreasing the then applicable percentage.

“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Lender’s Advances under the Funding Agreement.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.

“Swing Line Advance” shall have the meaning assigned to it in Section 2.01(b)(i) of the Funding Agreement.

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“Swing Line Commitment” shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the terms of the Funding Agreement. As of the Closing Date, the Swing Line Commitment is $65,000,000.

“Swing Line Lender” shall have the meaning set forth in the Preamble of the Funding Agreement.

“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.

“Swing Line Note” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Funding Agreement.

“Synnex Mexico” shall mean Synnex de Mexico S.A. de C.V., a Subsidiary of the Originator.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

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“Unapproved Receivable” shall mean any receivable (a)(i) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person, or (ii) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and the Lenders and then only for the period prior to any such approval, or (b) that constitutes a Mexico Receivable.

“Underfunded Plan” shall mean any Plan that has an Underfunding.

“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

“Unused Commitment Fee” shall mean a fee equal to the product of (i) the amount by which the Aggregate Commitment exceeds the Outstanding Principal Amount (in each case, as of any date of determination) and (ii) a per annum margin equal to 0.20%.

“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

SECTION 2. Other Terms and Rules of Construction.

(a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

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(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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